Exhibit 10.21

EXECUTION VERSION

BINDING TERM SHEET

Dated as of October 26, 2012 (the “Effective Date”)

Proprietary and Confidential

Information provided in this term sheet (this “Term Sheet”) is considered “Confidential Information” as defined in the Mutual Confidentiality and Non-Circumvention Agreement, dated as of October [***],2012 (the “Confidentiality Agreement”). By receiving this Term Sheet and any other information related to the Transactions, each of SFX Holding Corporation (“SFX”) and ID&T Holding B.V. (“ID&T” and, collectively with SFX, the “Parties”) agrees keep this information confidential and not disclose the information to any third party, other than such Party’s representatives that will help such Party evaluate the Transactions, without the written consent of the other Party, and each Party agrees that such Party will safeguard the information with the same degree of care that such Party safeguards such Party’s own confidential information, but in any event with no less than reasonable care. Each Party will not use the information in any manner (other than for purposes of evaluating whether to enter into the Transactions) without the prior written consent of the other Party; except that each Party is permitted to disclose or use information to the extent permitted by the Confidentiality Agreement, including, without limitation, disclosing information as might be required by applicable law.

THE TRANSACTIONS:

The Parties will enter into a joint venture or partnership (the “JV”) whereby SFX shall be entitled to an equity interest of 51% (with ID&T retaining 49%) of the ID&T business in Canada, Mexico, and the United States (collectively, “North America”) as set out in more detail in this Term Sheet.

The Parties will enter into an acquisition agreement (the “Acquisition Agreement”) and a joint venture agreement (the “JVA”). Pursuant to the Acquisition Agreement, among other things, the following will occur:

•      At the Closing, ID&T will enter into an exclusive license agreement (the “License Agreement”) with the JV, pursuant to which, among other things, ID&T will grant the JV an exclusive (even as to ID&T) license (or, with respect to Subsidiary-Held Brands and those Brands that ID&T licenses from another person, a sublicense) to use in North America all brands that ID&T (directly or through an ID&T subsidiary) has (or in the future obtains) the rights to use in North America, including, without limitation, those brands that are listed in Exhibit A and including “Sensation,” “Mysteryland,” “Qlimax,” “DefQonl,” and the Q-Dance brands, and whether in existence now or hereafter developed or acquired, and the trademarks, trade names, and similar intellectual property relating to the brands (collectively, the “Brands”), on the conditions as more fully described below. To the extent that a Brand is owned or licensed by a majority owned subsidiary of ID&T (any such Brand, a “Subsidiary-Held Brand”), ID&T will cause such subsidiary to license such Subsidiary-Held Brand (or such subsidiary’s rights therein, as applicable) to ID&T so that it will be subject to the License Agreement. For avoidance of doubt: (I) with respect to “Dirty Dutch”, ID&T has shared ownership rights and will license to the JV those rights it has subject to it obligations to the co-owner of that Brand; and (II) in the event ID&T has a non-controlling interest in any Brand, the JV shall be entitled to the economic benefit received by ID&T with respect to any interest in any Event conducted in North America with respect to that Brand.

•      At the Closing, SFX will acquire a 51% equity interest in the JV from ID&T in exchange for (1) $12.5 million, which SFX shall pay to ID&T on the Effective Date, and (2) as determined by ID&T at the Closing (or, if earlier, the date of a Qualified IPO), (A) the issuance by SFX of 2,000,000 shares at the Closing (with an assumed acquisition value of $5.00 per share) of SFX common stock, as adjusted for any stock splits, corporate reorganizations, or similar events after the Effective Date, OR (B) the right to receive shares of SFX common stock worth $10,000,000, valued at the Qualified IPO valuation (which might be more or less than 2,000,000 shares of SFX common stock) immediately prior to a Qualified IPO by SFX (any shares of SFX common stock issued pursuant to this clause (2), the “SFX Shares”). The SFX Shares shall have no less favorable preferences than the SFX common stock held (directly or indirectly) by Robert F.X. Sillerman (“Sillerman”).

•      In addition, at the Closing, SFX will pay an advance of $7,500,000 to ID&T (the “ID&T Advance”). The ID&T Advance will be non-recourse, except as to the distributions from the JV in respect of ID&T’s interest.

•      A “Qualified IPO” shall mean the sale of shares pursuant to a registration statement declared effective by the SEC under circumstances in which the SFX common stock is accepted for listing on the NASDAQ Global Market or the New York Stock Exchange.

The Parties shall seek to structure the Transactions to optimize tax treatment to the Parties. The Parties expect to have entered into the Definitive Documents on or prior to, and to have consummated the transactions contemplated by the Acquisition Agreement (collectively, the “Transactions”) on or about, January 1, 2013.

“Closing” means the date that is the earlier of: (1) if the Parties have entered into the Definitive Documents on or prior to January 1, 2013, then the date on which the Parties have consummated the Transactions; and (2) January 1, 2013. If the Closing occurs but the Definitive Documents have not been entered into, then (a) the Parties shall operate in good faith under the terms set forth in this Term Sheet as if the Definitive Documents had been entered into on January 1, 2013 and (b) the Parties shall continue to negotiate and use their respective reasonable efforts to enter into the Definitive Documents as promptly as practicable after the Closing. The fact that the Closing has not occurred pursuant to the Definitive Documents by January 1, 2013 will not cause the termination of the JV, the License arrangements described herein, or the Parties’ respective obligations under this Term Sheet.

CERTAIN ID&T EVENTS IN NORTH AMERICA

After the Effective Date and prior to the Closing, and excluding in all respects the “Sensation” Brand shows at the Barclays Center in October 2012, ID&T shall not directly or indirectly promote, market, or organize, or directly or indirectly enter into any contract with respect to, any festivals, concerts, or other events (any festival, event, or concert, an “Event”) that are to be performed in North America without the prior written consent of SFX (which SFX shall not unreasonably withhold, delay, or condition), and, if SFX so consents, then such Event will thereby be deemed to be subject to the License Agreement (or, if there is no License Agreement, the License arrangements described herein).

WARRANT GRANTS

At the Closing and as additional part of the purchase price under the Acquisition Agreement, SFX will grant ID&T 500,000 warrants (the “ID&T Warrants”) to purchase (on a one-for-one basis) shares of SFX common stock (such shares, as might be issued upon the exercise of the ID&T Warrants, “ID&T Warrant Shares”), in each case with a strike price of $2.50 per share of SFX common stock, as adjusted for any stock splits, corporate reorganizations, or similar events.

For a period of five years beginning with fiscal year 2013, if the JV’s governing board (the “Board”) determines, based on audited financial statements, that, during the prior fiscal year of the JV, the JV has an EBITDA of $7,000,000 or more, then, promptly after such determination, SFX will grant to ID&T 100,000 warrants (the “EBITDA Warrants” and, collectively with the ID&T Warrants, the “Transaction Warrants”) to purchase (on a one-for-one basis, but as adjusted for any stock splits, corporate reorganizations, or similar events) shares of SFX common stock (such shares, together with the ID&T Warrant Shares “Transaction Warrant Shares”) in each case with a strike price for the EBITDA Warrants equal to the fair value per share of SFX common stock, as determined by SFX’s board of directors, but, after a Qualified IPO, based on the 30-day weighted average closing price of the SFX common stock prior to the determination.

ID&T will have the right to re-audit the annual accounts and related financial statements on which the Board determined EBITDA is based, at ID&T’s own expense. If this re-audit results in an EBITDA being higher than $7,000,000 (while the initial EBITDA was below this amount), then the costs of the re-audit will be borne by SFX.

Each of the Transaction Warrants will be fully vested on the date of grant.

LICENSE AGREEMENT

Exclusive License of Brands. Except with respect to ID&T’s rights in respect of a Brand under North America-only Contracts and Extra Territory Contracts (which are separately addressed below), ID&T will grant the JV an exclusive (even as to ID&T) license (or, with respect to Subsidiary-Held Brands, a sublicense) to use in North America all Brands that ID&T (directly or through an ID&T subsidiary) has (or in the future obtains) the rights to use in North America. With respect to any Subsidiary-Held Brand, ID&T will cause the applicable subsidiary to license such Subsidiary-Held Brand (or such subsidiary’s rights therein, as applicable) to ID&T so that it will be subject to the License Agreement.

North America-only Contracts and Extra Territory Contracts.

• Certain Definitions.

• “North America-only Contract” means any contract or arrangement between ID&T and another person regarding the use of a Brand in North America only.

• “Extra Territory Contract” means any contract or arrangement between ID&T and another person regarding the use of a Brand in North America and in one or more jurisdictions other than North America.

• ID&T as Brand Licensor.

• North America-only Contracts. For those North America-only Contracts pursuant to which ID&T has licensed another person the right to use a Brand, ID&T will assign such North America-only Contract to the JV; except that, if ID&T is contractually prohibited from assigning such

North America-only Contract to the JV, then ID&T will contribute or pay to the JV ID&T’s net income (taking into account tax considerations) earned under such North America-only Contract.

• Extra Territory Contracts. For those Extra Territory Contracts pursuant to which ID&T has licensed another person the right to use a Brand, ID&T will contribute or pay to the JV ID&T’s net income (taking into account tax considerations) earned under such Extra Territory Contract with respect to Events in North America.

• No Amendment or Waiver of Contracts. ID&T will not amend or waive any provision of any North America-only Contract or any Extra Territory Contract to grant the counterparty thereto greater rights than such counterparty currently possesses.

• No Renewal of North America-only Contracts. ID&T will not renew any North America-only Contract pursuant to which ID&T has licensed to another person the right to use a Brand.

• Schedule of North America-only Contracts and Extra Territory Contracts. Promptly after the Effective Date, ID&T shall provide to SFX a schedule setting forth each person to which ID&T has granted rights to one or more Brands in North America and the terms of each North America-only Contracts and, to the extent related to North American, the terms of each Extra Territory Contracts pursuant to which such rights have been granted.

• ID&T as Brand Licensee.

• North America-only Contracts. For those North America-only Contracts pursuant to which another person has licensed to ID&T the right to use a Brand, ID&T will assign such North America-only Contract to the JV; except that, if ID&T is contractually prohibited from assigning such North America-only Contract to the JV, then ID&T will arrange with the JV for the JV to advance funds to ID&T to cover ID&T’s obligations under such North America-only Contract and ID&T will contribute or pay to the JV ID&T’s net income (taking into account tax considerations) earned under such North America-only Contract.

• Extra Territory Contracts. For those Extra Territory Contracts pursuant to which another person has licensed to ID&T the right to use a Brand, ID&T will arrange with the JV for the JV to advance funds to ID&T to cover ID&T’s obligations under such Extra Territory Contract and ID&T will contribute or pay to the JV ID&T’s net income (taking into account tax considerations) earned under such Extra Territory Contract with respect to Events in North America.

Domain Names. ID&T shall license to the JV free of charge any new domain name registrations that use any Brand the ID&T has or acquires (other than the Excluded Domain Names).

Term of License Agreement. The License Agreement will remain in effect for so long as the JV remains in existence (regardless of the identity of the members of JV), except for (i) ID&T’s rights to terminate the License Agreement if (A) SFX materially breaches any of SFX’s obligations under the JV or License Agreement or (B) the JV or SFX commences a voluntary bankruptcy case or has an involuntary bankruptcy case commenced against it (which involuntary case the JV or SFX, as the case may be, has not been removed prior to the date that is 60 days after the commencement of such case) and (ii) ID&T’s right to partially terminate the License Agreement with respect to any Brand for which the JV has failed to make a payment under the License Agreement, subject (with respect to both of the immediately foregoing clauses (i) and (ii)) to reasonable notice and cure periods.

Simulcasts and Rebroadcasts. The JV will retain the right to simulcast or rebroadcast (whether via cable, satellite, Internet, or other method of simulcast or rebroadcast), and to retain all revenues from, any Events held in North America using any Brand (and the License Agreement will provide that the JV will be entitled (to the extent not contractually prohibited) to simulcast or rebroadcast any such Event outside of North America), but the JV will comply with any restrictions on simulcasting or rebroadcasting any such Event that are contained in contracts with artists performing at such Events. The JV will not have the right to recover revenue from the rebroadcast of any Events held outside of North America. The Parties will use their respective reasonable efforts to obtain any approvals necessary (from any such artists or otherwise) to permit such simulcasting or rebroadcasting.

Quality Control. ID&T will set and maintain reasonable and appropriate standards on use of the Brand and oversee use of the Brands to maintain Brand value and the JV shall and SFX shall (and SFX shall cause SFX’s subsidiaries to) adhere to such standards.

These standards shall, among other things, include the requirement that the JV’s Chief Creative Officer has approved the use of an existing or new Brand for one or a series of Events.

License Fees.

• First Five Years of Term. For the first five years of the term of the License Agreement:

• the JV will pay a license fee of $150,000 per day for each Event for the “Sensation” Brand license (i.e., $300,000 for a two-day Event);

• the JV will pay a license fee of $150,000 per day for each Event for the “Qlimax” Brand license;

• the JV will pay a license fee of $300,000 per Event (which might be a multiple-day Event) for the “DefQonl” Brand license;

• the JV will pay a license fee of $300,000 per Event (which might be a multiple-day Event) for the “Mysteryland” Brand license; and

• with respect to Brands other than the Brands noted above, the JV will pay a reasonable per-use license fee, as to be set forth in the License Agreement (and, with respect to Brands not in existence as of the Effective Date, the Parties will negotiate in good faith to agree upon a reasonable per-use license fee on a basis that is consistent with the per-use license fee for Brands in existence on the Effective Date), it being understood that as long as there is no agreement on the license fee for a Brand, neither the JV nor ID&T will be entitled to the use thereof in North America.

• After First Five Years of Term. After the first five years of the term of the License Agreement, the JV will pay a license fee for each Brand as follows:

• For each Brand that was licensed at Closing, the revised license fee will be the license fee with respect to such Brand as of the Closing multiplied by a percentage that is based upon the cumulative increase, if any, in the Consumer Price Index since Closing (the “Step-up”). After the Step-up, the license fee will be indexed on each anniversary of the date of Closing on the basis of the increase, if any, in the Consumer Price Index compared to the prior year, as to be set forth in more detail in the License Agreement.

• For all other Brands, the license fee will be indexed on each anniversary of the date of Closing on the basis of the increase, if any, in the Consumer Price Index compared to the prior year, as to be set forth in more detail in the License Agreement.

Ownership of IP. Intellectual property originated by the TV will be an asset of ID&T and will be licensed without additional cost to the JV pursuant to the License Agreement. Any intellectual property that the JV acquires will be an asset of the JV. Neither SFX nor the JV will register any of the Brands anywhere in the world. The database of persons who purchase tickets for an Event relating to a Brand that is to any extent promoted, organized, or marketed by the JV will be an asset of the JV. Any use of an asset of the JV by either Party must be on terms agreed to by the Board.

No Right to Sublicense. The JV shall not sublicense any of its rights under the License Agreement; except that, the JV will be permitted to sublicense any of its rights under the License Agreement to subsidiaries of the JV.

BOARD OF THE JV

The Board will at all times consist of four directors (each, a“Director”). ID&T will be entitled to appoint two Directors (“ID&T Directors”) and SFX will be entitled to appoint two Directors (“SFX Directors”), each appointment and any appointment of a replacement Director being subject to the other Party’s reasonable consent. Directors can be removed only by the Party appointing such Director.

No person will be permitted to take an affirmative action on behalf of the JV unless the Board has authorized (either generally or specifically) such action; provided that the Board shall be deemed to have granted each of the Co-CEOs the authorizations described below.

The Board must authorize the JV to promote at least six Events annually, four of which must use the “Sensation” Brand, one of which must use the “Mysteryland” Brand and one of which must use the “Defqonl” Brand, it being understood that the SFX-designated Board members will be deemed to have satisfied this obligation with respect to any Event that such members vote to authorize.

Among other things, the Board will meet to determine the JV’s annual budget and strategic and operating plan.

If there is a tie in the voting of the Board with respect to any matter, the matter shall be directed to the senior executives of the JV Members, who shall seek to unanimously resolve the matter and, if such senior executives are unable to resolve the matter, then either party is permitted to refer such matter to Binding Arbitration to be resolved.

MANAGEMENT AND OPERATION OF THE JV	The JV will be managed on a day-to-day basis by its officers, which may be the same persons as the Directors.

One Co-CEO and the CFO of the JV will be appointed by SFX. Shelley Finkel (“Finkel”) will serve initially as the JV’s Co-CEO appointed by SFX. If Finkel resigns from, is removed from, or otherwise no longer serves in his position as a Co-CEO, then SFX will be entitled to appoint a replacement Co-CEO, but only if such appointee is reasonably acceptable to ID&T. It is agreed that ID&T may withhold such approval if the replacement Co-CEO is a competitor of ID&T, ID&T has had prior dealings with such person that were unsatisfactory to ID&T or if ID&T perceives that such person may have a conflict of interest, including due to such person’s work for another subsidiary of SFX. The Co-CEO appointed by SFX will have primary responsibility and oversight of the non-Event, non-Promotion aspects of the JV’s operations, including financial planning, non-Event budgeting and oversight.

One Co-CEO and the Chief Creative Officer of the JV will be appointed by ID&T.

The Co-CEO appointed by ID&T and the Chief Creative Officer (which may be the same person) will maintain creative control over Events that the JV promotes or produces (including but not limited to a final say on the brands, venues and cities) spending on Events and the use of the Brands.

It is understood that Ritty van Straalen (“van Straalen”) and Jeroen Jansen (“Jansen”) will relocate to the United States for a period of not less than two years from the Closing Date, and that van Straalen will be the initial Co-CEO appointed by ID&T.

All Board actions require unanimous approval of all Directors then appointed. Notwithstanding any actions that the JV’s officers or other representation might be entitled to take on the JV’s behalf, the unanimous consent of the JV Members will be required in order for the JV to take any of the following actions:

• the approval of the JV’s annual budget and strategic and operating plan;

•      the JV entering into or terminating loans, credit facilities, or other arrangements (including but not limited to investments and divestments) with a value of more than $1,000,000 (whether in a single loan or in a series of related loans or arrangements), unless such actions are contemplated by or are otherwise within the applicable monetary limits set forth in the approved annual budget or annual operating plan;

• amending the JV’s organizational documents;

• the JV’s issuance of shares, options, warrants, or other securities (including but not limited to debt instruments);

•      the JV acquiring or disposing of companies and/or business, or entering into or terminating long-term strategic cooperation agreements with a third party (including but not limited to joint ventures); and

• the JV applying for or consummating a merger, demerger, liquidation, bankruptcy, or suspension of payments.

The JV will be operated out of a New York office space to be leased by the JV.

Q Hardstyle. Q-Dance shall be the preferred supplier of any harddance events organized by SFX. If SFX or a subsidiary of SFX (other than the JV) promotes or organizes an Event that has a “harddance” or “hardstyle” stage at that Event, then SFX shall (or shall cause such SFX subsidiary to) first offer Q-Dance the right to host such Event (upon arms’-length terms), except that SFX is not required to (and is not required to cause such SFX subsidiary to) first offer Q Dance such right if SFX or such subsidiary is contractually prohibited from extending such first offer to Q Dance.

SFX-Organized Events. If SFX promotes, markets, or organizes an Event or enters into a promotional or sponsorship arrangement and the JV provides signage or other services in connection with such Event or arrangement, then SFX shall provide ID&T with a methodology for calculating the amount of income in respect of such Event or arrangement that should be allocated to the JV. If ID&T disputes any such methodology, then ID&T is permitted to refer the matter to Binding Arbitration.

CERTAIN JV EXPENSES	The license fee payable in respect of a given Brand will be allocated as an expense of the Event for which that Brand is being used.

The JV will work with SFX’s local partners or subsidiaries as necessary so that the JV can promote Brand-related Events in local markets. Any pre-approved reasonable direct costs related to promoting such Event will be part of that Event budget, including promoter fees; except that if JV promotes a Brand-related Event directly (or through a SFX subsidiary), then the direct costs related to promoting such Event (such as marketing or venue costs) will be billed to that Event budget, but no overhead, administrative costs, and/or promoter fees related to promoting an Event will be billed to the JV (except that, if such Event is promoted by an entity in which SFX owns less than a 100% interest, then only a portion of the regular promoter fees for such Event shall be received by such entity and will be billed to the JV as part of that Event budget, which portion shall be equal to the portion of such entity that SFX does not own).

The JV will not be responsible for paying any SFX or ID&T overhead or administrative costs that SFX or ID&T incurs in connection with operating the JV (unless otherwise agreed by ID&T and SFX).

All contracts or arrangements between the JV on one hand, and SFX or ID&T, on the other hand, will be fair and will be equivalent to the costs that would be agreed in an at arm’s-length negotiation for such services or assets.

The JV expenses will include the costs of relocating ID&T personnel to the United States in connection with the operation of the JV’s business (including the relocation to the United States of van Straalen and his family and Jansen and his family) as per the rough estimate cost-sheet attached as Exhibit B, costs associated with the JV’s use of ID&T’s office space (but only to the extent that such costs relate to the JV’s operations), and the payroll expenses of van Straalen and Jansen and other personnel employed from time to time by the JV.

The JV expenses, to the extent not funded by operations, will be funded by SFX loans (on conditions as further set out below), or by third-party loans that are approved by the Board.

JV INCOME

All income generated by or attributable to the use of the licensed materials and/or Brands in North America or otherwise generated by or on behalf of the JV, including, but not limited to, exploitation of licensed intellectual property, rebroadcasting of JV Events, ticketing, sponsoring, food and beverage, benefits from mass-purchases will be contracted by and allocated to the JV (or to a JV subsidiary).

All contracts or arrangements between the JV on one hand, and SFX or ID&T on the other hand, will be fair and will be equivalent to the income or revenue that would be agreed in an at arm’s-length negotiation.

FINANCIAL STATEMENTS

SFX will be entitled to appoint the JV’s external auditor, provided that such auditor is reasonably acceptable to ID&T. The audit of the JV financial statements will initially be performed by Ernst & Young. The scope of the auditor’s engagement will cover the reporting requirements of both Parties.

The JV’s financial statements will be prepared and audited annually in accordance with US GAAP and US GAAS and, if a Qualified IPO occurs, at the level of disclosure required for financial statements required to be filed with the US Securities and Exchange Commission (the “SEC”). The JV will provide full insight and additional information to allow for the reconciliation to Dutch GAAP, in order for ID&T to include ID&T’s interest in the JV in ID&T’s annual accounts.

The preparation of such financial statements will be an expense of the JV. For the avoidance of doubt, any other costs regarding the registration, listing, or initial public offering (including the preparatory filings with the SEC), will be an expense of SFX.

ACCOUNTING AND INFORMATION	The Parties intend that the JV will be consolidated with SFX for accounting purposes and shall agree in the Acquisition Agreement on a structure that allows for such consolidation.

The JV’s fiscal year will be the same as SFX’s fiscal year (as the same might be adjusted from time to time), it being understood that if the JV’s fiscal year would differ from ID&T’s financial year, then the JV will at its own expense, at ID&T’s first request, provide such information as to enable ID&T to prepare its annual accounts.

The Board shall provide to the Parties quarterly interim financial statements based on US GAAP including information for conversion to Dutch GAAP, including a balance sheet and profit and loss statement, of the JV,together with a comparison against the prior year’s financials and the approved annual budget.

SFX BOARD OBSERVER	Commencing one week following the Effective Date and during the existence of the JV, ID&T will have the right to appoint and dismiss an observer to the SFX board who will have full rights to observe and participate in meetings, including notice of meetings.

LOANS TO THE JV

After consummation of the Transactions and depending upon the JV’s credit rating, the Parties shall use their respective reasonable efforts to cause the JV to enter into a credit arrangement with an unaffiliated third party upon reasonable market terms.

To the extent not financed by third-party financing, SFX will loan, on market terms approved by the Board (including reasonable market-based interest rates for such loans), the JV expenses and working capital necessary to fund Events and operations. In approving any SFX loan, the Board members appointed by SFX shall not unreasonably reject any loan or terms thereof necessary for SFX to comply with the foregoing funding obligation to the extent such loan or terms thereof have been approved by the Board members appointed by ID&T.

Unless SFX and the Board approve otherwise, the JV will repay all loans from the Parties in accordance with the terms of such loans.

DISTRIBUTIONS

Surplus Cash Distributions. After repaying (or setting aside sufficient funds for the repayment of) 50% of any amount owed under loans to the JV from SFX, the JV will be permitted to distribute (in respect of the respective equity interests in the JV held by the Parties) all surplus in cash (if any) to the Parties as distributions (any such distribution, a “Surplus Cash Distribution”), pro rata based upon the respective percentages of equity interests in the JV that the Parties hold at the time of such Surplus Cash Distribution; except that, to the extent that any principal or interest on the ID&T Advance remains outstanding, any Surplus Cash Distribution that would be payable to ID&T will be paid instead to SFX and such amount will reduce the outstanding balance of the ID&T Advance.

Tax Distributions. The JV will, to the extent of available cash, make tax distributions to the Parties in an amount sufficient to allow the Parties to satisfy their respective income tax obligations that result from allocations of the JV’s income. Without limiting SFX’s obligations to finance operations, SFX will not be responsible for funding the JV if there are insufficient funds available to make any given Tax Distribution.

TRANSFER OF SFX COMMON STOCK

Lock-up Period. ID&T will not transfer any SFX Shares or Transaction Warrant Shares prior to the date that is the one-year anniversary of the earlier of (x) the date on which a Qualified IPO is consummated or (y) the Closing Date (such one-year period, the “Lock-up Period”). After the end of the Lock-up Period, ID&T will be permitted to sell the SFX Shares and the Transaction Warrant Shares, but, until a Qualified IPO occurs, only if ID&T first provides SFX with notice thereof at least 10 business days prior to any such sale.

SFX Call Rights. During the period beginning on the Closing Date and ending on (and including) the date that is the three-year anniversary of the Closing Date, SFX will have the right to purchase any SFX Shares and any Transaction Warrant Shares, to the extent held by ID&T at such time, for a purchase price of $35 per share (as adjusted for any stock splits, corporate reorganizations, or similar events from and after the Effective Date). During the period beginning one day after the three-year anniversary of the Closing Date and ending on (and including) the date that is the five-year anniversary of the Closing Date, SFX will have the right to purchase any SFX Shares and Transaction Warrant Shares, to the extent held by ID&T, for a purchase price of $50 per share (as adjusted for any stock splits, corporate reorganizations, or similar events from and after the Effective Date). The Parties acknowledge that, subject to the Lock-up Period on the SFX Shares and the Transaction Warrant Shares, ID&T will be permitted to transfer the SFX Shares and the Transaction Warrant Shares prior to SFX’s exercise of the call rights described in this paragraph.

Registration. SFX shall use commercially reasonable efforts to register the SFX Shares and Transaction Warrant Shares for resale with the SEC and to pursue a Qualified IPO. ID&T will enter into a customary lock-up agreement as reasonably requested by SFX’s underwriters in connection with a Qualified IPO, which shall be no more burdensome than Sillerman’s lock-up.

ID&T Put Option. If a Qualified IPO is not consummated within 19 months following the Effective Date, then ID&T shall have the right to require SFX to acquire the following for an aggregate cash purchase price of $10 million (the “Put Price”): (i) any SFX Shares that have been issued to ID&T or ID&T’s right to acquire SFX Shares, as applicable; (ii) all Transaction Warrant Shares that ID&T has acquired pursuant to exercising Transaction Warrants; and (iii) any the Transaction Options to the extent not exercised. SFX will be required to pay to Put Price as soon as SFX has the resources to do so; except, that SFX is permitted to offset amounts remaining under the ID&T Advance against the Put Price. If SFX has not paid the Put Price to ID&T or before the date that is the 75 days after the date on which ID&T exercises the put option, then, at the option of ID&T, ID&T shall have the right (i) to terminate the License Agreement, or (ii) to require SFX to transfer its equity interest in the

JV to ID&T.

Drag-along Rights. Until a Qualified IPO occurs, if Sillerman sells to a bona fide third party all the SFX common stock that he owns at a price per share of SFX common stock that is equal to or greater than 120% of the SFX Share Acquisition Price (as adjusted for any stock splits, corporate reorganizations, or similar events from and after the Effective Date), then, at Sillerman’s option, ID&T will be required to sell, on the same terms and conditions as received by Sillerman, all the SFX Shares and any Transaction Warrant Shares (any options vested will convert immediately prior to such event), to the extent held by ID&T at such time. “SFX Share Acquisition Price” means the implied price per share of the SFX Shares at the time that ID&T acquires the SFX Shares.

Tag-along Rights. Until a Qualified IPO occurs, if the owner of Sillerman’s SFX common stock proposes to sell to a third party more than 50% of the SFX common stock that he (directly or indirectly) owns, then ID&T will have the right to cause that owner of Sillerman’s SFX common stock to include in such sale all the SFX Shares and any Transaction Warrant Shares and (any options vested will convert immediately prior to such event), to the extent held by ID&T at such time, on the same terms and conditions as received by that owner of Sillerman’s SFX common stock.

TRANSFER OF THE JV EQUITY INTERESTS	Each Party will not directly or indirectly transfer any of such Party’s equity interests (or share) in the JV (“Equity”), except:
• each Party is permitted to transfer all or any portion of such Party’s Equity in the JV to one or more of its subsidiaries;

• each Party is permitted to pledge all or any portion of such Party’s Equity in connection with a financing; and

•      each Party is permitted to (indirectly) transfer all (but not less than all) of such Party’s Equity in connection with the sale or merger of the entire group of either Party, but only if the person or with which the entire group of such Party is being sold or merged, respectively, is at least as credit-worthy as such Party.

As a condition to becoming a member of the JV, the transferee of Equity must agree to be bound by the terms of the JVA to the same extent as the transferring Party with respect to the Equity so transferred.

The Operating Agreement will provide that a bona fide pledgee of a

Member’s Membership Interests that acquires such Membership Interests in connection with a foreclosure thereon will succeed to such Member’s economic, but not voting or other control, rights under the Operating Agreement and will not terminate JV LLC.

TERMINATION OF THE JV

The JV will terminate upon, and only upon, the agreement of all of the members of the JV or upon termination of the License Agreement. No breach by the JV caused by a Party or such Party’s board members or officers will give such Party the right to terminate the License Agreement or the JV.

DEFINITIVE AGREEMENT; TRANSACTION STRUCTURE

Promptly following the date hereof, the Parties will begin negotiating the JVA, the License Agreement and the other definitive documents to be entered into in order to implement the Transactions (collectively, the “Definitive Documents”), based on the terms contained in this Term Sheet. The Acquisition Agreement will include representations, warranties, covenants, conditions, and indemnities customary for transactions of the type contemplated hereby.

The Parties will mutually agree upon the structure for implementing the Transactions, consistent with the terms of this Term Sheet and taking into account the need to optimize the tax efficiency of the structure for both Parties.

GOVERNING LAW

To the extent not inconsistent with Federal law, this Term Sheet will be, and the Definitive Documents are intended to be, governed in all respects (including, without limitation, validity, interpretation, and effect), by the laws of the State of New York applicable to contracts made and to be performed wholly within the State of New York by residents thereof; except that, if the JV is formed under the laws of a jurisdiction other than New York, then the Parties will consider whether the JVA will be governed by the laws of that other jurisdiction.

ARBITRATION PROVISIONS IN DEFINITIVE DOCUMENTS

The Definitive Documents will provide that any disputes thereunder will be resolved first by efforts by the Co-CEOs to resolve any such disputes, then, if not resolved by the Co-CEOs, by efforts by the Board to unanimously resolve any such disputes, then, if not resolved by the Board, by efforts of the senior executives of the JV Members to resolve any such disputes and, finally, if not resolved by the CEOs of the JV Members, pursuant to Binding Arbitration. “Binding Arbitration” means binding arbitration in New York, New York under the rules of the JAMS in which the prevailing party in any such arbitration will be entitled to such party’s reasonable attorney’s fees and costs.

NON-COMPETE; NON-SOLICIT	Prior to the Closing, ID&T shall inform SFX on its operations in North America.

As of the Closing and for so long as the JV is in existence: (1) each Party will not directly or indirectly engage in any business in North America that is competitive with the business conducted by the JV in relation to any Brand; except that, if the License Agreement is partially terminated with respect to a Brand, then the obligation set forth in this clause (1) thereafter will not apply to such brand; and (2) each Party will not (subject to certain exceptions) solicit for employment, employ, or engage for the provision of services any person that is or was an employee of the JV or of the other Party.

Notwithstanding the foregoing paragraph under (1):

(a) SFX will expressly retain SFX’s right to originate, promote, exploit, develop, and operate electronic dance music Events and associated intellectual property in all locations (for the avoidance of doubt other than in relation to the Brands);

(b) SFX’s promotion of such Events, within or outside of North America (for the avoidance of doubt, other than in relation to the Brands), using brands, trademarks, or trade names owned or licensed by SFX or its subsidiaries (for the avoidance of doubt, other than the Brands) will be deemed to not violate the Term Sheet, the License Agreement, the JVA, or any obligations owing to the JV or ID&T; provided, however, that SFX shall use its reasonable efforts to avoid promoting Events which would reasonably be expected to diminish or interfere with the use of the Brands, in particular, by virtue of the timing and location of performances.

(c) subject to the other provisions of this Term Sheet, ID&T will expressly retain the right to execute any of its (or any of its subsidiaries’) pre-existing arrangements or contracts; and

(d) ID&T will expressly retain the right to execute and enter into Extra Territory Contracts or arrangements to use the Brands, subject to appropriate allocation to the JV for the revenues and expenses thereof that are attributable to North America (as to be further specified in the JVA).

ID&T will use commercially reasonable efforts to require its officers to execute non-competition agreements that provide that such officer will not compete in the electronic dance music Events / concert promotion business in North America. Such non-competition agreements will have a term that is at least as long as any other non- competition agreement that might be in place between such officer and ID&T, and in any event not less than 1 year from the termination of employment.

CONFIDENTIAL INFORMATION

All information conveyed by one Party to the other Party in connection with this Term Sheet, including, without limitation, the terms of this Term Sheet, are and will be deemed to be “Confidential Information” under the Confidentiality Agreement. Notwithstanding the immediately foregoing sentence or anything to the contrary herein, SFX is permitted: (i) to disclose or use Confidential Information, this Term Sheet and the terms hereof, the Definitive Documents and the terms thereof, and the Transactions (any of the foregoing, “SEC-Disclosable Information”) in and in connection with the preparation of any registration statement relating to the registration of shares of SFX’s common stock (a “Registration Statement”), to the extent such disclosure or use is required by law, and in connection with any subsequent reporting obligations relating to such filing, to the extent such disclosure or use is required by law; (ii) to disclose SEC-Disclosable Information to, or to use SEC-Disclosable Information in connection with corresponding with, the SEC, to the extent such disclosure or use is required by law; and (iii) to disclose SEC-Disclosable Information to SFX’s representatives in connection with (A) the due diligence relating to a Registration Statement or a bank financing with respect to SFX or any of its subsidiaries, (B) the preparation of a Registration Statement or (C) the preparation of any documentation relating to any such bank financing

The Parties shall agree upon a press release with respect to their entry into this Term Sheet and the transactions contemplated hereby.

EXISTING TERM SHEET TERMINATED

The parties acknowledge that the term sheet, dated June 19, 2012 (the “Original Term Sheet”), has been terminated, except that the restrictions in the Original Term Sheet on the disclosure and use of certain information is not hereby terminated. ID&T acknowledges that SFX is not and will not be required to pay the break-up fee set forth under the provision in the Original Term Sheet entitled “BREAK-UP FEE.”

The provisions of this Term Sheet are binding on the Parties.

[Signature page follows.]

The Parties are signing this Term Sheet as of the Effective Date.

ID&T HOLDING B.V.

By:	/s/ Duncan Stutterheim
	Name:	Duncan Stutterheim
	Title:	Director

By:	/s/ W. W. Tavecchio
	Name:	W. W. Tavecchio
	Title:	Director

SFX HOLDING CORPORATION

By:	/s/ Robert F.X. Sillerman
Name:
Title:

With respect to the sections of this Term Sheet
relating to tag-along rights:

/s/ Robert F.X. Sillerman
Robert F.X. Sillerman